          Exhibit  10.1 Resolution of the Board of Directors adopted January 14, 2005.

     RESOLVED that, in lieu of the annual grant of options previously approved by this Board of Directors, non-executive Directors shall be entitled to receive a retainer of $10,000 per annum, payable $2,500 quarterly commencing on April 1, 2005 to each individual serving as a non-executive Director on the last day of the calendar quarter immediately preceding the payment date; and be it

     FURTHER RESOLVED, that the fees and reimbursement of expenses for attendance at board and committee meetings continue as previously approved; and be it

     FURTHER RESOLVED, that these resolutions shall continue in full force and effect until modified or rescinded by this or any future Board of Directors of the Company.